NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	95 Pin Pack Road
Cudahy, WI 53110-8902	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	414-747-2935203-431-8480
414-747-2935414-747-2890 Fax	414-747-2935203-431-6132 Fax

Release date: 21 November 2005

Ladish Establishes Manufacturing Presence in EU

(Cudahy, Wisc.) – Ladish Co., Inc. (www.ladishco.com) announced today it has acquired the Polish forging company HSW-Zaklad Kuznia Matrycowa (“ZKM”). Located in Stalowa Wola, Poland, ZKM is a well-established industrial forging concern with annual revenues in the range of $35-$40 million. Ladish financed the $11.3 million purchase with cash on hand and its existing credit facility.

Commenting on the acquisition, Kerry L. Woody, President & CEO of Ladish, said, “The acquisition of ZKM will enhance Ladish’s product offering in the forging portion of our business while expanding our market reach in the international arena. ZKM satisfies three of our acquisition criteria, first by being an established manufacturer with an existing customer base, second by possessing excellent manufacturing capabilities and equipment, and third by having the ability to expand into the aerospace sector and grow with Ladish’s technical assistance. We have every confidence the combination of Ladish technology and market presence with ZKM’s production efficiencies will contribute to improved top line and bottom line results for Ladish. ZKM brings immediate and long-term opportunities to Ladish.”

Mr. Woody observed, “Encouraged by the upsurge in demand from the aerospace and industrial sectors, we are responding to our customers’ needs with the purchase of ZKM. As our markets continue to expand, we are committed to keeping pace through further strategic additions like ZKM.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

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